EXHIBIT 5.1

April 28, 2005

Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Re: Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust, and Accredited Home Lenders, Inc., a California corporation (the “Registrants”), in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the “Registration Statement”) being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of Mortgage Loan Asset-Backed Securities (“Securities”) which the Registrants plan to offer in series, each series to be issued under a separate trust agreement, sale and servicing agreement, and/or indenture (the “Agreements”), in substantially one of the forms incorporated by reference as Exhibits to the Registration Statement.

We have made investigations of law and have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents, instruments and records of the Registrants, and of such other persons, as we have deemed appropriate as a basis for the opinions expressed below.

In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of all individuals signing all instruments presented to us, the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, records, certificates and other documents we have reviewed as of their stated dates and as of the date hereof.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

We are admitted to the Bar of the State of California and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law or the laws of the State of California. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force, which may be affected by future regulations.

Our opinions are subject to the specific terms of each series of Securities to be set forth in one or more prospectus supplements to the prospectus included in the Registration Statement.

Based upon the foregoing, we are of the opinion that:

(1) when, in respect of a series of Securities, the related Agreements have been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, such Agreements will be valid and legally binding obligations of each Registrant that is party thereto; and

(2) when the Agreement(s) for a series of Securities have each been duly authorized by all necessary action and duly executed and delivered by all necessary parties, and when the Securities of such series have been duly executed and authenticated in accordance with the provisions of the related Agreements, and issued and sold, as contemplated by the Agreements and the Registration Statement, and delivered against payment therefor in connection therewith, such Securities will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and the related prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ DEWEY BALLANTINE LLP